UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2007
Alfacell Corporation
(Exact name of registrant as specified in its charter)
0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)
300 Atrium Drive, Somerset, NJ 08873
(Address of principal executive offices, with zip code)
732-652-4525
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 25, 2007, Alfacell Corporation (the “Company”) entered into a Distribution and Marketing Agreement (the “Distribution Agreement”), with USP Pharma Spolka Z.O.O. (the “Distributor”), an affiliate of U.S. Pharmacia, pursuant to which the Distributor was granted exclusive rights for the marketing, sales, and distribution of ONCONASE for use in oncology in Poland, Belarus, Ukraine, Estonia, Latvia, and Lithuania (the “Territory”) for an intitial term that ends upon the earlier of (i) 10 years from the first commercial sale in the Territory and (ii) the date all of the patents covering the product in the Territory expire. Alfacell received an upfront payment of $100,000 and will also be entitled to receive milestone payments based on the achievement of certain regulatory approvals and certain sales goals. In addition, Alfacell will receive a royalty on net sales as well as a transfer price for product sold by Alfacell to the Distributor.
     Alfacell will be responsible for making regulatory filings with and seeking marketing approval of ONCONASE in the Territory and manufacturing and supplying ONCONASE to the Distributor. The Distributor will be responsible for all commercial activities and related costs in the Territory.
     In connection with the Distribution Agreement, the Company and Unilab LP, an affiliate of U.S. Pharmacia (the “Purchaser”), entered into a Securities Purchase Agreement, (the “Purchase Agreement”), pursuant to which the Company issued an aggregate of 553,360 shares of its restricted common stock for a per share purchase price of $2.53 or an aggregate purchase price of approximately $1.4 million.
     The securities sold pursuant to the Purchase Agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.
Item 3.02 Unregistered Sales of Equity Securities.
     On June 15, 2007, McCash Family Limited Partnership exercised warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $0.60 per share. On July 17, 2007, Michael Hamblett exercised warrants to purchase 5,819 shares of the Company's common stock at an exercise price of $0.75 per share. As described in Item 1.01, on July 25, 2007, the Company issued an aggregate of 553,360 shares of its restricted common stock to Unilab LP pursuant to the Purchase Agreement for a per share purchase price of $2.53 or an aggregate purchase price of approximately $1.4 million. On July 27, 2007, McCash Family Limited Partnership exercised warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.60 per share.
     The issuance of the shares pursuant to the Purchase Agreement and these warrant exercises were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFACELL CORPORATION
Date: July 31, 2007	By:	/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Chief Financial Officer